UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 2, 2022

IR-MED, INC.

Nevada	333-255894	84-4516398
(State or Other Jurisdiction	(commission	(IRS Employer
Of incorporation)	File Number)	Identification Number)

ZHR Industrial Zone Rosh Pina Israel	1231400
(Address of Principal Executive Offices)	(Area Code)

+ 972-4-655-5054

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On May 2, 2022, the Board of Directors of IR-Med, Inc. (the “Company”) appointed Moshe Gerber as Chief Executive Officer (“CEO”) of the Company, effective as of May 8, 2022.

Mr. Gerber, age 61, possesses over 25 years’ experience in international business development, sales and operations across high-tech industries, including Artificial Intelligence (AI), software and medical devices, with wide ranging experience in product strategy and market analysis. During the years 2011-2020, he worked in the medical devices industry at several companies, were he dealt with the unique aspects of a medical devices company. Between December 2020 and December 2021, Mr. Gerber was Vice President, Business Development and Alliances at BeyondMinds Ltd., an Israel based company that delivers hyper-customized, production-grade AI platforms spanning several industries. Prior to that, from January 2019 through December 2020, he was the owner and CEO of Crispotech Ltd., a private company that provided business development services to companies in a variety of hi-tech areas: software, medical devices, digital health, particle accelerators, laser technology, 3D printing, cloud computing, and others. From September 2017 through November 2018 he served as CEO of Peak Medical trade, a company developing and marketing, among other things, medical devices for NICUs and OR’s. From July 2015 through May 2017, he worked as VP Business Development and Sales at Mennen Medical, a private company that develops and sells medical devices for hospitals worldwide, via offices in USA, UK, and Israel, where he managed business development, marketing and sales activities via direct sales force and distributors worldwide. From June 2011 through June 2015, Mr. Gerber established and managed a medical devices company (Gerium Medical), which developed a medical device for jaundice measurement and oversaw the sale of the company to Mennen Medical. Mr. Gerber has an MBA from San Jose State University in California, and B.Sc in Mathematics and Computer Science from Tel-Aviv University.

In connection with his appointment as CEO, the Company’s subsidiary IR. Med, Ltd. (“IR-Med Ltd.”) entered into an Employment Agreement (the “Agreement”) setting forth the terms of his employment and compensation. Under the Agreement, Mr. Gerber is entitled to an annual salary of the current New Israeli Shekel equivalent of approximately $155,000, payable on monthly basis. Mr. Gerber is also provided with a leased automobile. Under the Agreement, Mr. Gerber is also entitled to the following: (i) Manager’s Insurance under Israeli law to which IR Med Ltd contributes amounts equal to (a) 8-1/3 percent for severance payments, and 6.5%, or up to 7.5% (including disability insurance) designated for premium payment (and Mr. Gerber contributes an additional 6%) of each monthly salary payment, and (b) 7.5% of his salary (with Mr. Gerber contributing an additional 2.5%) to an education fund, a form of deferred compensation program established under Israeli law. If Mr. Gerber’s employment is terminated by us without cause on or prior to the first anniversary of his employment, then we must pay Mr. Gerber (a) the accrued obligations earned through the date of termination, (b) a lump-sum payment of an amount equal to two month of his base salary at the time of his termination; if such termination occurs after such date, then we must pay to Mr. Gerber (a) the accrued obligations earned through the date of termination, (b) a lump-sum payment of an amount equal to three months of his base salary at the time of his termination. Under the Agreement, Mr. Gerber was awarded options under the Company’s employee stock option plan for 1,300,000 shares of the Company’s common stock at a per share price of $0.32, vesting as follows: 25% of the option shares (i.e., 325,000 options shares) vest on the first anniversary of employment and the balance in six (6) bi-annual instalments of 162,500 shares, beginning the first instalment on the bi-annual period ending October 31, 2023 and thereafter at the end of each subsequent six months, provided that Mr. Gerber is then in our employ.

Mr. Gerber does not have any family relationship with any director or executive officer , or person nominated or chosen by the Company to become a director or executive officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

The Company’s press release, dated May 9, 2022, announcing the appointment of Mr. Gerber as the Company’s Chief Executive Officer is furnished as Exhibit 99.1 to this report.

The information in Item 7.01 of this report is furnished and shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are provided as part of this report:

Exhibit	Description

10.1	Employment Agreement between IR. Med Ltd. and Mr. Gerber dated May 2, 2022
10.2	Press Release issued by the Company on May 10, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IR-Med, Inc.

By:	/s/ Sharon Levkoviz
Name:	Sharon Levkoviz
Title:	CFO

Date: May 10, 2022